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                                                                    EXHIBIT 3.5

                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                        BIODYNAMICS INTERNATIONAL, INC.


     Pursuant to the provisions of Section 607.1001 of the Florida General Corporation Act, the undersigned corporation does hereby adopt these Articles of Amendment to the Articles of Incorporation, and the undersigned director does hereby certify on behalf of the undersigned corporation as follows:

    A.   The name of the corporation is Biodynamics International, Inc.
         (the "Corporation"). The Articles of Incorporation of this Corporation were filed with the Department of State of the State of Florida and became effective on December 6, 1991. The document number of this Corporation is S98512.

    B. Article III of the Articles of Incorporation provides that the Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and, by filing the appropriate Articles of Amendment with the Secretary of State of the State of Florida, is authorized to establish the number of shares to be included in each series and the preferences, limitations, and relative rights of each series.

    C. Article III of the Articles of Incorporation is hereby amended to adopt the following series of Preferred Stock.

    1. Designation of Series. The series established hereby shall be designated Series C 8% Cumulative Convertible Preferred Stock (the "Series C Preferred Stock").

    2.   Number of Shares; Par Value. The total number of shares of Series
         C Preferred Stock available for issuance shall be 125,000 shares with a par value of $.01 per share. The consideration for the issuance of shares of Series C Preferred Stock may be paid in cash or, unless otherwise provided by law, in whole or in part, in other property (tangible or intangible) or in labor or services actually performed for the Corporation, in all cases at a per share sales price and valuation of consideration to be fixed by the Board of Directors.

    3. Rank. The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution, rank senior to (a) any other class of preferred stock established by the Board of Directors after the date hereof, the terms of which specifically shall provide that such shares rank junior to the Series C Preferred Stock; (b) all other classes of preferred stock established by the Board of Directors after the date hereof unless the holders of the Series C Preferred Stock shall

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         agree pursuant to Section 10(b) hereof that such shares shall rank pari passu with or senior to the shares of Series C Preferred Stock; and (c) all other equity securities of the Corporation, including the Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation (all of the securities of the Corporation which rank junior to Series C Preferred are at times collectively referred to herein as the "Junior Securities").

    4.   Dividends.

         (a) The holders of the Series C Preferred Stock (the "Holders") shall be entitled to receive, when and as declared by the Board of Directors out of the funds of the Corporation legally available therefor and in preference to the holders of the Common Stock of the Corporation and any other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends, cumulative preferential dividends per share of Series C Preferred Stock either in cash or in shares of Series C Preferred Stock of the Company, at the sole option of the Company, at the rate of $10.20 per annum and no more. Dividends on the Series C Preferred Stock will be cumulative, will accrue from date of issuance, and will be paid quarterly, in arrears, commencing on December 31, 1995, until the date of conversion or redemption of the Series C Preferred Stock. Each dividend on the Series C Preferred Stock shall be paid to the holders of record of shares of the Series C Preferred Stock as they appear on the stock register of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation. Fractional shares will not be issued. In lieu thereof, the cash value of the fractional share, as determined below, will be paid to the holders.

         If the Company utilizes Series C Preferred Stock to pay any dividend, the value of the Series C Preferred Stock utilized to pay such dividend shall be equal to the average closing bid and asked prices as quoted by Nasdaq (or the closing price if the Series C Preferred Stock is then listed on a national exchange) for the ten (10) trading day period ending one day prior to the date on which the dividend is declared. If the Series C Preferred Stock is not quoted by Nasdaq, the bid and ask prices will be obtained from any member of the National Association of Securities Dealers, Inc. If none of these alternatives are available, the value of the Series C Preferred Stock will be deemed to be $127.50.

         (b) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of the Series C Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, unless the Corporation has obtained the consent of the requisite holders of such indebtedness to the payment or setting apart for payment of such dividends, provided, however, that nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any dividends on shares of the Series C Preferred Stock at any time, whether permitted by any of such agreements or not.

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         (c)  If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of any series or class of preferred stock having cumulative dividend rights ranking pari passu with or senior to the shares of the Series C Preferred Stock at the times such dividends are payable, no cash dividend shall be declared by the Board of Directors or paid or set apart for payment until (i) all accrued and unpaid dividends on all outstanding shares of any other series or class of preferred stock having cumulative dividend rights ranking senior to the Series C Preferred Stock shall have been or be declared, paid or set apart for payment without interest, and
         (ii) all accrued and unpaid dividends on all outstanding shares of any other series of preferred stock having cumulative dividend rights ranking pari passu with the Series C Preferred Stock shall have been or be declared, paid or set apart for payment, without interest, pro rata with all accrued and unpaid dividends on all outstanding shares of the Series C Preferred Stock, so that the amounts of any cash dividends declared, paid or set apart for payment on shares of the Series C Preferred Stock and shares of such other series of preferred stock have cumulative dividend rights ranking pari passu with the Series C Preferred Stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid cash dividends on shares of the Series C Preferred Stock and shares of such other series of the preferred stock having cumulative dividend rights ranking pari passu with the Series C Preferred Stock bear to each other.

         (d) (i) Holders of shares of the Series C Preferred Stock shall be entitled to receive the dividends provided for in paragraph 4(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

              (ii) So long as any shares of the Series C Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in stock to the holders of such stock), unless prior to or concurrently with such declaration, payment or setting apart for payment, as the case may be, all accrued and unpaid cash dividends on shares of the Series Preferred Stock not paid on the dates provided for in paragraph 4(a) hereof (including if not paid pursuant to paragraph 4(b) or 4(c) hereof) shall have been or concurrently therewith, shall be paid.

     5.  Conversion.

         (a) Conversion Date. The Series C Preferred Stock shall be convertible into shares of Common Stock of the Corporation at any time subsequent to the date of issuance.

         (b) Conversion Rate. For the purposes of conversion, the Common Stock shall be valued at $.85 per share as adjusted pursuant to Section 5(c) and 5(d) hereof (the "Conversion Price") and the Series C Preferred Stock shall be valued at $127.50 per share resulting in an initial conversion rate of 150 shares of the Common Stock of the Corporation for each share of Series C Preferred Stock (the "Conversion Rate"). Upon such conversion, the Holder of Series C Preferred Stock shall surrender the certificate evidencing such shares and receive, in lieu, and in conversion thereof, a certificate evidencing shares of the Common Stock of the Corporation. At the time of any such conversion, the Corporation shall pay all cumulated but unpaid dividends on such shares of Series C Preferred Stock.

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         (c)  Recapitalizations, Dividends, Etc. If the Corporation shall, prior to conversion, effect a reorganization or recapitalization of such character that the shares of Common Stock receivable shall be changed into or become exchangeable for a larger or smaller number of shares of Common Stock, upon the effectuation of such reorganization or recapitalization, and/or, in connection therewith, securities (other than shares of Common Stock) or other property then receivable by the holders of shares of Common Stock, then (i) the number of shares of Common Stock which the Holders shall be entitled to receive upon a conversion shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock resulting from such reorganization or recapitalization,
         (ii) the Conversion Rate applicable upon a conversion by the Holders for such reorganized or recapitalized shares of Common Stock shall be proportionately increased in the case of an increase in the number of such shares, and shall be proportionately decreased in the case of a decrease in the number of such shares, and (iii) the Holders shall be entitled to receive, upon consummation of a conversion, the other securities and property which they would have received by reason of such reorganization or recapitalization, had the Holders been the record holders, on the record date for determining stockholders entitled to such other securities and property, of the shares then issuable upon such conversion and had the Holders thereafter retained such shares (unless they would have been given up in connection with the reorganization or recapitalization) and such securities and property. A "reorganization or recapitalization" shall mean a stock or other non-cash dividend or distribution on the shares or a stock split or reverse stock split, or a reclassification of, or other change in, the shares, other than in connection with a transaction referred to in 4 (d) below.

         (d) Certain Issuances. In the event that the Corporation shall issue any shares of Common Stock in excess of 100,000 during any twelve consecutive month period for a price less than the Conversion Price per share of Common Stock then in effect, or a Common Stock Equivalent (as hereinafter defined) which is convertible into Common Stock at a price less than the Conversion Price per share then in effect (each, an "Issuance"), then in each such event the Conversion Price shall be reduced to such lower issuance price.

         In the event the Corporation issues or sells: (i) warrants to subscribe for Common Stock ("Warrants"), or (ii) securities convertible into Common Stock ("Convertible Securities"), or (iii) options to purchase Common Stock ("Options") other than Qualified Options (as hereinafter defined), then, for the purposes of the foregoing adjustment, the Corporation shall be deemed to have issued, on the date of issuance of said Warrants, Options and Convertible Securities, the Common Stock issuable pursuant to such Warrants, Options, and Convertible Securities for the consideration received or receivable by the Corporation for the issuance of shares of Common Stock pursuant to such Warrants, Options or Convertible Securities. The term "Qualified Options" shall mean options granted by the Corporation which is an "incentive stock option" as defined in Section 422A(b) of the Internal Revenue Code of 1986, as amended. The term "Common Stock Equivalent" shall mean Options, Warrants and Convertible Securities, but shall not include Qualified Options.

         (e) Mergers, Consolidations, Etc. In the event of any consolidation of the Corporation with, or merger of the Corporation with or into, any other entity, or in the event of any sale or conveyance of all or substantially all of the assets of the Corporation in connection with a plan of complete liquidation of the Corporation, as a condition precedent thereto, the

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         Corporation shall arrange for provision to be made (which shall be reasonably satisfactory to the Holders) whereby the Holders shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon the exercise of the conversion rights hereunder, such shares of stock or securities or other property which the Holders would have received in connection with such consolidation, merger or sale or conveyance with respect to or in exchange for the number of shares of Common Stock immediately theretofore receivable upon the exercise of the conversion rights hereunder, as if such conversion had already taken place at the time of such consolidation, merger, sale or conveyance.

    6. Liquidation Preferences and Relative Preferences of Classes of Securities of the Corporation.

         (a) Preference. Upon the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, Holders shall be entitled to receive, before any distribution, payment, or declaration and setting apart for payment to the holders of Common Stock or any other security of the Corporation subordinate to the Series C Preferred Stock as to liquidation, a liquidation preference, in cash or property, of $127.50 per share; provided, however, prior to such liquidation, dissolution or winding up of affairs the Corporation shall provide each Holder of shares of Series C Preferred Stock advance notice of such action on the earliest date that any holder of any security of the Corporation is provided such notice. After all shares of Series C Preferred Stock then outstanding receive the above described liquidation preference, such shares shall have no right or claim whatsoever to any of the remaining assets of the Corporation.

         (b) Payment. If the assets of the Corporation are insufficient to pay in full the liquidation preference required by paragraph 6(a), the available assets shall be distributed pro rata among the shares of Series C Preferred Stock and the shares of any other class of security of the Corporation ranking on a parity with the Series C Preferred Stock as to liquidation preference.

         (c) Merger, Etc. A consolidation, merger, or other similar reorganization of the Corporation, or sale, lease or conveyance of all or substantially all of the Corporation's property or business with or to any other entity or entities, shall not be deemed to be a liquidation, dissolution or winding up of affairs of the Corporation for purpose of this paragraph 6.

    7. Redemptions. The Series C Preferred Stock shall not be redeemable for three years from the date of issue, and thereafter may be called in whole or in part for a cash redemption at $127.50 per share provided that (i) the Corporation shall have achieved annualized earnings for the preceding two quarters of no less than $.05 per share on a fully diluted basis, (ii) the average market value for the common stock shall have exceeded the conversion price of the Series C Preferred Shares by 2 times for the 30 business days immediately prior to the call or redemption date and (iii) the Corporation give the Holders written notice no less than 90 days prior to the call date for such redemption, during which time the Holders will have the opportunity to convert their Series C Preferred Stock into shares of Common Stock.

         If less than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the

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         Company will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the Series C Preferred Stock. In the event that the Company has failed to pay accrued and unpaid dividends on the Series C Preferred Stock, it may not redeem any of the then outstanding shares of the Series C Preferred Stock, unless all the then outstanding shares are redeemed, until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then-current annual dividend have been paid in full.

    8. No Sinking Fund. No sinking fund or other similar provision for the purchase or redemption of Series C Preferred Stock shall be established.

    9. No Preemptive Rights. The Holders of the Series C Preferred Stock shall not be entitled to preemptive rights with respect to their shares or any other shares of the capital stock or securities of the Corporation.

    10. Voting Rights. The holders of Series C Preferred Stock shall not be entitled to any voting rights with respect to the shares of Series C Preferred Stock except as set forth below.

         (a) Election of Director. At any meeting of the shareholders of the Corporation at which directors are elected to the Corporation's Board of Directors, the holders of shares of Series C Preferred Stock shall have the right, voting separately as a class, to elect two directors to the Board of Directors. Such election by the holders of the Series C Preferred Stock shall be effected by the vote of the holders of two-thirds (2/3) of the then outstanding shares of Series C Preferred Stock.

         (b) Amendments and Additional Capital Stock. The holders of Series C Preferred Stock shall have the right to vote as a separate class on the following matters: (i) the amendment of any of the terms of the Series C Preferred Stock or (ii) the authorization, creation, issuance or sale of any class or series of capital stock ranking senior to or on parity with the Series C Preferred Stock as to dividends or liquidation preference. The affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Series C Preferred Stock shall be necessary to authorize any transaction referenced in subsection (b)(i) and (ii) above.

         (c) Voting Rights on Default. If the Corporation fails to pay in whole or in part for four (4) or more cumulative quarterly dividends on the Series C Preferred Stock, the Series C Preferred Stock shall have the right to elect the smallest number of directors constituting a majority of the authorized number of directors of the Corporation, and the holders of the Common Stock shall have the right to elect the remaining directors. Such right in the Series C Preferred Stock shall continue until all cumulative dividends for all past dividend periods shall have been declared and paid or set apart and after all defaults have been cured in the Purchase Agreement, after which the right to elect directors shall revert to the manner provided in paragraph 10(a), subject to renewal of the voting right of the Series C Preferred Stock from time to time in the event of nonpayment of dividends or Default as described above. At any time after the right to elect a majority of the directors is vested in the Series C Preferred Stock, the holders of 5% or more of the outstanding shares of Series C Preferred Stock or Common Stock, as the case may be, have a right to call a special meeting of stockholders for the purpose of electing all of the members of the Board of Directors, such

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         right to be exercisable by delivering a request in writing for the calling of the special meeting to the president or secretary, or to the chairman of the board or a vice-president if there be such. The officer receiving the request shall forthwith cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 35 or more than 90 days after the receipt of the request. Upon the election of directors by the Series C Preferred Stock at a special meeting, the terms of all persons who were directors immediately prior thereto shall terminate and the directors elected by the Series C Preferred Stock, together with those elected at the special meeting by the Common Stock shall constitute the directors of the Corporation until the next annual meeting.

         (d) Failure to Convert or Redeem. If any of the Series C Preferred Stock remain outstanding on or after October 31, 2000, then at any time thereafter during the period that any shares of the Series C Preferred Stock remain outstanding, the remaining holders of the Series C Preferred Stock shall have the right to elect the smallest number of directors constituting a majority of the authorized number of directors of the Corporation, and the holders of the Common Stock shall have the right to elect the remaining directors. At any time after the right to elect directors pursuant to this Paragraph 10(d) is vested in the Series C Preferred Stock, the holders of 5% or more of the outstanding shares of Series C Preferred Stock shall have a right to call a special meeting of stockholders for the purpose of electing all of the members of the board of directors, such right to be exercisable by delivering a request in writing for the calling of the special meeting to the president or secretary, or to the chairman of the board or a vice-president if there be such. The officer receiving the request shall forthwith cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 35 or more than 90 days after the receipt of the request. Upon the election of directors at any such special meeting, the terms of all persons who were directors immediately prior thereto shall terminate and the directors elected by the Series C Preferred Stock, together with those elected at the special meting by the Common Stock, shall constitute the directors of the Corporation until the next annual meeting. The term of office of any director elected by the holders of the Series C Preferred Stock pursuant to this Paragraph 10(d) shall terminate immediately upon the redemption or conversion of the last remaining outstanding share of Series C Preferred Stock, and the Corporation's Board of Directors or shareholders shall be entitled to fill the vacancy on the Board created thereby in a manner permitted by the Corporation's By-laws.

     The foregoing Amendment to the Articles of Incorporation was duly adopted by the Board of Directors on December 29, 1995. Shareholder approval was not required.

     IN WITNESS WHEREOF, the undersigned Director of this Corporation has executed these Articles of Amendment on December 29, 1995.



                                               /s/ Charles C. Dragone
                                               -------------------------------
                                               Charles C. Dragone, Director